UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                SCHEDULE 13D/A
                                (Rule 13d-101)

            Information to Be Included in Statements Filed Pursuant
    To Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)
                            (Amendment No. 2 )<F1>

                        ValueVision International, Inc.
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                        (Title of Class of Securities)

                                   92047K107
                                (CUSIP Number)

         Nancy E. Barton, Esq., General Electric Capital Corporation,
        260 Long Ridge Road, Stamford, Connecticut 06927 (203) 357-4000 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 July 6, 1999
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /_/.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D/A
CUSIP No.  92047K107                                               Page    2
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GE CAPITAL EQUITY INVESTMENTS, INC.           06-1468495
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          WC
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             16,213,918
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              -0-
    WITH      10  SHARED DISPOSITIVE POWER

                       16,213,918
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,213,918
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /_/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          38.1%
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D/A
CUSIP No.  92047K107                                               Page    3
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NATIONAL BROADCASTING COMPANY, INC.           14-1682529
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          Not Applicable
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             16,213,918
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              -0-
    WITH      10  SHARED DISPOSITIVE POWER

                       16,213,918
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,213,918
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /_/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          38.1%
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D/A
CUSIP No.    92047K107                                               Page    4
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC CAPITAL CORPORATION               13-1500700
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          Not Applicable
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             16,213,918
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              -0-
    WITH      10  SHARED DISPOSITIVE POWER

                       16,213,918
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,213,918
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /x/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          38.1%
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D/A
CUSIP No.  92047K107                                                 Page    5
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC CAPITAL SERVICES, INC.       06-1109503
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          Not Applicable
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              Disclaimed (see 11 below)
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             -0-
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              Disclaimed (see 11 below)
    WITH      10  SHARED DISPOSITIVE POWER

                       -0-
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial Ownership of all Shares disclaimed by General Electric Capital Services, Inc.
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /x/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Not Applicable (see 11 above)
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D/A
CUSIP No.  92047K107                                                 Page    6
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GENERAL ELECTRIC COMPANY           14-0689340
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          Not Applicable
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              Disclaimed (see 11 below)
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             -0-
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              Disclaimed (see 11 below)
    WITH      10  SHARED DISPOSITIVE POWER

                       -0-
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial Ownership of all Shares disclaimed by General Electric Company
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /_/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Not Applicable (see 11 above)
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D/A
CUSIP No.  92047K107                                                 Page    7
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NATIONAL BROADCASTING COMPANY HOLDING, INC.        13-3448662
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP<F1>              (a) /_/
                                                                       (b) /x/
  3  SEC USE ONLY

  4  SOURCE OF FUNDS<F1>

          Not Applicable
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    /_/

  6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
               7  SOLE VOTING POWER
  NUMBER OF
   SHARES              Disclaimed (see 11 below)
    BENE-      8  SHARED VOTING POWER
  FICIALLY
  OWNED BY             -0-
    EACH       9  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              Disclaimed (see 11 below)
    WITH      10  SHARED DISPOSITIVE POWER

                       -0-
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial Ownership of all Shares disclaimed by National Broadcasting Company Holding, Inc.
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES<F1>
                                                                           /x/
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Not Applicable (see 11 above)
 14  TYPE OF REPORTING PERSON<F1>

          CO
                   <F1>SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

CUSIP 92047K107

                                AMENDMENT NO. 2

                                      TO

                                 SCHEDULE 13D

          This Amendment No. 2 (this "Amendment") amends the Schedule 13D filed on April 26, 1999, as amended by Amendment No. 1 filed on June 3, 1999 (as so amended, the "Schedule 13D"), which relates to shares of common stock, par value $0.01 per share, of ValueVision International, Inc., a Minnesota corporation. Capitalized terms used herein but not defined shall have the meanings attributed to them in the Schedule 13D.

Item 3.   Source and Amount of Funds or Other Consideration

          On July 6, 1999, GECEI exercised the Investment Warrant to obtain 10,674,418 shares of Common Stock at an exercise price per share of $16.71 for aggregate cash consideration totaling $178,369,524.78. The source of funds used to purchase such shares of Common Stock was the working capital of GECEI.

Item 5.   Interest in Securities of the Issuer

          The responses of the Reporting Persons on Rows (11) through (13) of the cover pages of this Amendment are incorporated herein by reference. As of July 6, 1999, the Reporting Persons owned (i) 10,674,418 shares of Common Stock of the Company, (ii) 5,339,500 shares of Preferred Stock, which are convertible into 5,339,500 shares of Common Stock and (iii) the Distributor Warrant, which is currently exercisable for 200,000 shares of Common Stock (which securities do not include the 1,250,000 additional shares of Common Stock subject to the Distributor Warrant for which the Distributor Warrant is not yet exercisable and any shares of Common Stock issuable upon future exercise of the Investment Warrant in the event the Company increases the number of shares of Common Stock). Accordingly, as of July 6, 1999, GECEI and NBC, and GE Capital, by virtue of its ownership of all the Common Stock of GECEI, may be deemed to have joint beneficial ownership of 16,213,918 shares of Common Stock. The Company has informed the Reporting Persons that on July 6, 1999, the Company had 36,979,718 shares of Common Stock issued and outstanding (including the 10,674,418 shares issued to the Reporting Persons on such date). Accordingly, as of the date hereof, GECEI and NBC, and GE Capital, by virtue of its ownership of all the Common Stock of GECEI, may be deemed to have joint beneficial ownership of 38.1% of the outstanding shares of Common Stock, assuming (i) issuance of 5,339,500 shares of Common Stock upon conversion of the Preferred Shares and (ii) the exercise of the Distributor Warrant with respect to 200,000 shares of Common Stock.

CUSIP 92047K107

                                  SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  GE CAPITAL EQUITY INVESTMENTS, INC.

                                  By: /s/ Michael E. Pralle
                                     ---------------------------------------
                                     Name:  Michael E. Pralle
                                     Title: President


                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By: /s/ Michael E. Pralle
                                     ---------------------------------------
                                     Name:  Michael E. Pralle
                                     Title: Vice President


                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                  By: /s/ Michael E. Pralle
                                     ---------------------------------------
                                     Name:  Michael E. Pralle
                                     Title: Attorney-in-fact


                                  GENERAL ELECTRIC COMPANY

                                  By: /s/ Michael E. Pralle
                                     ---------------------------------------
                                     Name:  Michael E. Pralle
                                     Title: Attorney-in-fact

CUSIP 92047K107

                                  NATIONAL BROADCASTING COMPANY, INC.

                                  By: /s/ Mark Begor
                                     ---------------------------------------
                                     Name:  Mark Begor
                                     Title: Executive Vice President


                                  NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                  By: /s/ Mark Begor
                                     ---------------------------------------
                                     Name:  Mark Begor
                                     Title: Treasurer



Dated:  July 7, 1999